EXHIBIT 10.13

SUMMARY OF SALE-LEASEBACK AGREEMENT

Parties:

Zhongxin Futong Capital Lease Co., Ltd. (“ZXFT”)

Zibo Jiazhou Chemical Industry Co., Ltd. (“ZBJZ”)

Date: November 1, 2010

Material Terms:

ZBJZ and ZXFT entered into a three-year sale-leaseback agreement (“Agreement”). Pursuant to the Agreement, ZBJZ sold its machinery to ZXFT for RMB120,000,000 and leased the machinery back with a month rent of RMB3,815,967.92 (based on an annual interest rate of 9% but subject to adjustments of the benchmark interest rate made by People’s Bank of China). Of the RMB 120,000,000 sale price, ZBJZ RMB4,200,000 was used to pay the initial cost and RMB 18,000,000 was treated as a security deposit to guarantee ZBJZ’s performance of its obligations under the Agreement. During the term of the Agreement, ZBJZ shall bear all the risks of loss of the machinery and shall purchase at its own expenses insurance for the machinery for a period that covers the term of the Agreement. In the event that ZBJZ accelerates its rent payments, ZXFT shall be entitled to the remaining interests under the Agreement. Upon expiration of the Agreement, ZBJZ shall pay ZXFT RMB100,000 to purchase the machinery back. The payments to ZXFT under the Agreement are guaranteed by Zibo Jiazhou Heat & Electricity Co., Ltd., Feng Lu and Lianfang Zhang.